September 30,
Exhibit 99.1

FuelCell Energy Reports Fourth Quarter Results

and Latest Accomplishments

•	Record quarterly revenue, up 76 percent from one year ago

•	$63 million of cash and investments in U.S Treasuries at October 31, 2011

•	Executing global growth strategy with markets in Asia, Europe, and Latin America

DANBURY, CT — December 12, 2011 — FuelCell Energy, Inc. (Nasdaq: FCEL), the world’s leading manufacturer of ultra-clean, efficient and reliable fuel cell power plants, today reported results for its fourth quarter and fiscal year ended October 31, 2011 along with its latest accomplishments.

Financial Results

Fourth Quarter 2011

FuelCell Energy (the Company) reported total revenues for the fourth quarter of 2011 of $34.7 million compared to $19.7 million in the same period last year. Product sales and revenues in the fourth quarter increased 94 percent to $33.3 million compared to $17.2 million in the prior year quarter, reflecting higher demand for megawatt-class Direct FuelCell® (DFC®) power plants. Fourth quarter product revenue included $25.1 million of power plants and fuel cell kits, revenue from power plant component sales and installation services of $4.8 million, and revenue from service and power purchase agreements of $3.4 million. Product sales and service backlog totaled $209.9 million as of October 31, 2011 compared to $154.3 million as of October 31, 2010. Product backlog was $131.8 million and $87.2 million as of October 31, 2011 and 2010, respectively. Service agreement backlog was $78.1 million and $67.1 million as of October 31, 2011 and 2010, respectively.

Research and development contract revenue was $1.4 million for the fourth quarter of 2011 compared to $2.5 million for the fourth quarter of 2010, decreasing due to lower activity under the solid oxide fuel cell development contract with the U.S. Department of Energy compared to the prior year period. The Company’s research and development contract backlog totaled $15.8 million as of October 31, 2011 compared to $9.7 million as of October 31, 2010 with the increase due to the awarding of two contracts by the U.S. Department of Energy during the fourth quarter of 2011, including a $3.0 million carbon capture contract and a $1.0 million contract to further research on hydrogen separation and compression.

Total gross profit was $0.4 million in the fourth quarter of 2011, compared to a gross loss of $3.6 million in the fourth quarter of 2010. The product cost-to-revenue ratio was 0.98-to-1.00 for the fourth quarter of 2011 compared to 1.21-to-1.00 for the fourth quarter of 2010. Margins for product sales and revenues improved $4.3 million compared to the fourth quarter of 2010. Improvements in cost ratio and margin compared to the prior year period are primarily attributable to higher production volume and lower product costs.

Loss from operations for the fourth quarter of 2011 decreased to $7.9 million compared to $12.1 million for the comparable prior year period as higher sales volume drove cost improvements. Net loss to common shareholders for the fourth quarter of 2011 decreased to $7.9 million, or $0.06 per basic and diluted share, compared to $12.9 million or $0.11 per basic and diluted share in the fourth quarter of 2010. The year-over-year improvements are primarily the result of increasing volumes of commercial product sales and lower product costs.

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 2

Full Year 2011

For the fiscal year ended October 31, 2011, FuelCell Energy reported revenue of $122.6 million compared to $69.8 million for the fiscal year ended October 31, 2010, an increase of 76 percent. Product sales and revenues were $115.1 million compared to $59.2 million for the prior year period. Research and development contract revenue was $7.5 million compared to $10.6 million for the prior year period.

The product cost-to-revenue ratio improved to 1.11-to-1.00 compared to 1.32-to-1.00 for the same period one year ago due to sales of higher margin products and improved absorption of fixed overhead costs from increased volume. Cost of product sales and revenues for the fiscal year ended October 31, 2011 exceeded product sales and revenues by $12.2 million, compared to $18.8 million for the comparable prior year period as a result of higher sales volume and lower product costs. Cost of product sales and revenues for the fiscal year ended October 31, 2011 included a charge of $8.3 million recorded in fiscal 2011 related to a repair and upgrade program.

Loss from operations for the fiscal year ended October 31, 2011 was $45.7 million, compared to $54.4 million for the fiscal year ended October 31, 2010. Excluding the charges incurred in 2011 related to the repair and upgrade program, adjusted loss from operations for the fiscal year ended October 31, 2011 was $37.4 million, an improvement of 31 percent compared to the prior year period. The year-over-year improvement is the result of increasing volumes of commercial product sales, lower product costs and lower operating expenses.

Net loss to common shareholders for the fiscal year ended October 31, 2011 was $57.9 million or $0.47 per basic and diluted share compared to $58.9 million or $0.63 per basic and diluted share for the fiscal year ended October 31, 2010. Excluding the charges incurred in 2011 related to the repair and upgrade program and the modification and revaluation of the Series 1 Preferred Shares (as explained in our reconciliation of GAAP to non-GAAP information), net loss to common shareholders for the fiscal year ended October 31, 2011 was $40.6 million or $0.33 per basic and diluted share.

Cash and investments in U.S. Treasuries

Total cash, cash equivalents and investments in U.S. Treasuries were $63.4 million as of October 31, 2011. Net cash, cash equivalents and investments generated in the fourth quarter of 2011 was $13.9 million, consisting of $9.5 million net cash generated from operating activities reflecting milestone payments from contracts in backlog, $2.2 million net cash used in investing activities, and $6.6 million net cash generated from financing activities. Financing activities in the fourth quarter included net proceeds of approximately $8.7 million from the issuance of 10 million shares under the Put instrument associated with the January 2011 Registered Direct common stock offering transaction, common stock sales of $1.7 million, borrowings on the revolving line of credit of $1.4 million, partially offset by preferred stock dividends, repayment of debt and return of capital payments totaling $5.2 million. Capital spending for the fourth quarter of 2011 was $2.2 million and depreciation expense was $1.6 million.

Net use of cash, cash equivalents and investments for the fiscal year ended October 31, 2011 was $21.6 million, excluding revolver borrowings of $4.0 million and net proceeds of $26.5 million from the registered direct offering of common stock, compared to $42.4 million for the prior year, excluding net proceeds of $32.1 million from the public offering of common stock. Capital spending for fiscal year 2011 was $3.4 million and depreciation expense was $6.4 million.

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 3

Forward-Looking 2012 Financial Guidance

The Company expects to continue the current annual production run-rate of 56 MW in the first quarter of 2012 and adjust production during the fiscal year as order flow warrants. At this annual run-rate, product sales and revenues are expected to be in the range of approximately $31 million to $34 million per quarter. Fuel cell kits are being produced at a rate of 2.8 MW per month through October 2013 to fulfill the previously announced 70 MW order from POSCO Power. Planned production in fiscal 2012 includes 33.6 MW of fuel cell kits, 10 MW for other backlog and scheduled re-stacks under long-term service agreements and the balance reserved for projected new orders requiring delivery in 2012.

Fiscal 2012 operating cash utilization, based on the current production run-rate and projected order flow, is forecasted to be approximately $17 million to $22 million. Cash used in financing activities in fiscal year 2012 will include approximately $7 million to $8 million of scheduled cash payments to preferred stockholders. Capital expenditures, primarily to enable capacity expansion, are estimated to be $3 million to $5 million for fiscal year 2012 and depreciation expense is estimated to be approximately $7 million to $9 million.

Corporate and Market Highlights

“Our business model is well suited for global expansion as the attributes of our power plants provide financially attractive solutions for customers and we are able to offer localization of certain aspects of the power plants, providing sustainable local job creation,” said Chip Bottone, President and CEO of FuelCell Energy, Inc. “We continue to align ourselves with a select group of partners that understand the power industry and are well positioned to drive market growth. This is illustrated by our recent partnership announcement with Abengoa to build a market for renewable biogas and liquid biofuels in Europe and Latin America and our announcement that POSCO Power is expanding in Southeast Asia.”

“Our installed base has recently grown by more than 19 MW at nine different sites, including eight installations in the USA, with our installation services and service agreements diversifying our revenue sources,” continued Mr. Bottone.

In the United States during the fourth quarter of 2011, we received an order for a 1.4 MW power plant from a renewable energy investor for installation at a university. The University will reduce its operating costs and the investor earns attractive returns, partially driven by the ability of the power plant to provide both electricity and steam from the same unit of fuel.

In Asia, POSCO Power continues to expand the fuel cell market in South Korea as they grow utility-scale installations, pursue commercial building opportunities with a demonstration 100 kilowatt (kW) unit, and develop export opportunities in Southeast Asia, beginning with Indonesia. As the South Korean government implements a compulsory mandate for fuel cell power plants in the new construction of government, office and apartment buildings in excess of 1,000 square meters (about 11,000 square feet), the market potential for a small scale power plant is significant. The Company completed and shipped the two demonstration 100 kW fuel cell modules under the joint development agreement with POSCO Power. One plant was installed at a hospital and the second plant is being installed at a public park.

The European power generation market values efficiency and low emissions, and represents an untapped market for ultra-clean baseload distributed generation fuel cell power plants. Abengoa is an attractive partner as they understand the power industry, possess sufficient scale and reach to develop and grow a fuel cell market in the targeted geographies, and have the appropriate relationships to help educate regulatory bodies on the advantages of ultra-clean baseload distributed generation.

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 4

Production and Installation Updates

The Company continued production levels at an annual run-rate of 56 MW during the fourth quarter of 2011, consistent with production levels at the end of the prior quarter. In total, the Company produced 46 MW in fiscal year 2011 compared to 22 MW in fiscal year 2010.

Fuel cell kit shipments commenced during the fourth quarter of 2011 to begin fulfilling 70 MW order from POSCO Power and shipments are on schedule at a rate of 2.8 MW per month.

The Company has completed approximately 50 percent of the repairs related to the previously announced repair and upgrade program for a select group of fuel cell stacks produced between 2007 and early 2009. The program is on schedule and the Company has reduced its estimate of remaining costs by $0.5 million based on actual costs incurred through the end of fiscal year 2011.

FuelCell Energy has recently completed installation and commissioning of a number of DFC plants including:

•	2.8 MW of plants sold to Pacific Gas & Electric are installed and operating including 1.4 MW at California State University, East Bay and 1.4 MW at San Francisco State University

•	4.5 MW of plants sold to a project investor are undergoing commissioning including two plants located at municipal locations in San Diego, CA and the third at the University of California – San Diego

•	Two 300 kW plants sold to Eastern Municipal Water District, CA are installed and operating

•	300 kW plant installed and operating at U.S. Army Base Camp Parks, in San Jose, CA

•	300 kW plant installed at Carla’s Pasta, a frozen food processor in CT, is undergoing commissioning

POSCO Power completed installation of DFC power plants at two fuel cell parks during the fourth quarter of 2011, using fuel cell modules provided by FuelCell Energy including:

•

5.6 MW installed and commissioned in Daegu City, South Korea to complete an 11.2 MW fuel cell park, owned by an investor that sells the power to the Korea Electric Power Corporation (KEPCO) and the heat to a neighboring municipal wastewater treatment facility

•	5.6 MW project in Busan, South Korea, owned by the same investor with power sold to KEPCO

Advanced Technology Programs

During the fourth quarter of 2011, the Company received two awards from the U.S. Department of Energy (DOE) including a $3.0 million award to evaluate the use of Direct FuelCell technology to efficiently and cost effectively separate carbon dioxide (CO2) from the emissions of existing coal fired power plants. Coal is an abundant, low cost, domestic resource which is widely used to generate electricity, but with a large carbon footprint. Cost effective and efficient carbon capture from coal-fired power plants potentially represents a large global market as it could enable clean use of this domestic fuel.

The second award for approximately $1.0 million is to further develop and demonstrate existing solid-state electrochemical hydrogen separation and compression (EHSC) technology. The Company is developing a modification of the DFC power plant system to allow separation and purification of excess hydrogen as a means of distributed hydrogen production. The EHSC technology advances the concept of using DFC power plants to co-produce hydrogen as well as electricity and heat more cost effectively than conventional hydrogen separation, purification, and compression equipment.

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 5

Presentation Changes to the Consolidated Statement of Operations

Effective for the fourth quarter of 2011, Gross profit/(loss) is included in the Consolidated Statement of Operations as a separate line item to assist investors with analyzing and understanding the financial performance of the Company.

Presentation of Non-GAAP Information

This press release presents certain results both with and without non-recurring charges related to a repair and upgrade program and the Series 1 Preferred Modification. The presentation of results that exclude these items are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with generally accepted accounting principals (GAAP). Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. Management believes that the non-GAAP financial measures presented provide a better comparison to prior periods because the adjustments do not affect the on-going operations of the Company. Management uses these non-GAAP financial measures to evaluate the operating results of the Company’s business against prior year results and its operating plan, and to forecast and analyze future periods. In addition, Management presents the most comparable GAAP measures ahead of non-GAAP measures and provides a reconciliation that indicates and describes the adjustments made.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results for fiscal 2012 and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide. With over 180 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world. The Company’s power plants have generated over 950 million kWh of power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas. For more information please visit our website at www.fuelcellenergy.com

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 6

Conference Call Information

FuelCell Energy will host a conference call with investors beginning at 10:00 a.m. Eastern Time on December 13, 2011 to discuss the Fourth Quarter and fiscal year 2011 results.

Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of this call will be available on the Company website at www.fuelcellenergy.com. To listen to the call, select ‘Investors’ on the home page, then click on ‘events & presentations’ and then click on ‘Listen to the webcast’

•	Alternatively, participants in the U.S. or Canada can dial 877-303-7005

•	Outside the U.S. and Canada, please call 678-809-1045

•	The passcode is ‘FuelCell Energy’

The webcast of the conference call will be archived on the Company’s Investors’ page at www.fuelcellenergy.com. Alternatively, the replay of the conference call will be available approximately two hours after the conclusion of the call until midnight Eastern Time on December 19, 2011:

•	From the U.S. and Canada please dial 855-859-2056

•	Outside the U.S. or Canada please call 404-537-3406

•	Enter confirmation code 31578693

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com

# # # #

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 7

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(unaudited)

(Amounts in thousands, except share and per share amounts)

	September 30,	September 30,
	October 31, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$51,415	$20,467
Investments — U.S. treasury securities	12,016	25,019
Accounts receivable, net	21,950	18,066
Inventories, net	40,101	33,404
Other current assets	7,466	5,253

Total current assets	132,948	102,209

Property, plant and equipment, net	23,925	26,679
Investments — U.S. treasury securities	—	9,071
Investment in and loans to affiliate	10,466	9,837
Other assets, net	16,291	2,733

Total assets	$183,630	$150,529

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$5,056	$976
Accounts payable	14,143	10,267
Accounts payable due to affiliate	104	575
Accrued liabilities	26,894	16,721
Deferred revenue	64,114	25,499
Preferred stock obligation of subsidiary	3,854	—

Total current liabilities	114,165	54,038

Long-term deferred revenue	7,000	8,042
Long-term preferred stock obligation of subsidiary	12,878	—
Long-term debt and other liabilities	4,105	4,056

Total liabilities	138,148	66,136

Redeemable preferred stock of subsidiary	—	16,849
Redeemable preferred stock (liquidation preference of $64,020 at October 31, 2011 and October 31, 2010)	59,857	59,857
Total (Deficit) Equity:
Shareholders’ (deficit) equity
Common stock ($.0001 par value; 225,000,000 shares authorized; 138,400,497 and 112,965,725 shares issued and outstanding at October 31, 2011 and October 31, 2010, respectively)	13	11
Additional paid-in capital	687,857	663,951
Accumulated deficit	(701,336)	(655,623)
Accumulated other comprehensive income	15	11
Treasury stock, Common, at cost (5,679 shares at October 31, 2011 and October 31, 2010)	(53)	(53)
Deferred compensation	53	53

Total shareholders’ (deficit) equity	(13,451)	8,350
Noncontrolling interest in subsidiaries	(924)	(663)

Total (deficit) equity	(14,375)	7,687

Total liabilities and (deficit) equity	$183,630	$150,529

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 8

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	September 30,	September 30,
	Three Months Ended October 31,
	2011	2010
Revenues:
Product sales and revenues	$33,289	$17,193
Research and development contracts	1,434	2,508

Total revenues	34,723	19,701

Costs of revenues:
Cost of product sales and revenues	32,698	20,877
Cost of research and development contracts	1,586	2,428

Total cost of revenues	34,284	23,305

Gross profit/(loss)	439	(3,604)

Operating expenses:
Administrative and selling expenses	4,217	4,262
Research and development expenses	4,106	4,235

Total operating expenses	8,323	8,497

Loss from operations	(7,884)	(12,101)

Interest expense	(749)	(9)
Income (loss) from equity investment	207	(154)
Interest and other income, net	1,331	375

Loss before redeemable preferred stock of subsidiary	(7,095)	(11,889)

Accretion of redeemable preferred stock of subsidiary	—	(604)

Loss before provision for income taxes	(7,095)	(12,493)

Provision for income taxes	(34)	(23)

Net loss	(7,129)	(12,516)

Net loss attributable to noncontrolling interest	64	393

Net loss attributable to FuelCell Energy, Inc.	(7,065)	(12,123)

Preferred stock dividends	(800)	(800)

Net loss to common shareholders	$(7,865)	$(12,923)

Net loss per share to common shareholders
Basic	$(0.06)	$(0.11)
Diluted	$(0.06)	$(0.11)

Weighted average shares outstanding
Basic	131,000,920	112,962,059
Diluted	131,000,920	112,962,059

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 9

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except share and per share amounts)

	September 30,	September 30,
	Twelve Months Ended October 31,
	2011	2010
Revenues:
Product sales and revenues	$115,104	$59,226
Research and development contracts	7,466	10,551

Total revenues	122,570	69,777

Costs of revenues:
Cost of product sales and revenues	127,350	78,060
Cost of research and development contracts	7,830	10,370

Total cost of revenues	135,180	88,430

Gross loss	(12,610)	(18,653)

Operating expenses:
Administrative and selling expenses	16,299	17,150
Research and development expenses	16,768	18,562

Total operating expenses	33,067	35,712

Loss from operations	(45,677)	(54,365)

Interest expense	(2,578)	(127)
Income (loss) from equity investment	58	(730)
Interest and other income, net	2,861	1,354

Loss before redeemable preferred stock of subsidiary	(45,336)	(53,868)

Accretion of redeemable preferred stock of subsidiary	(525)	(2,367)

Loss before provision for income taxes	(45,861)	(56,235)

Provision for income taxes	(113)	(91)

Net loss	(45,974)	(56,326)

Net loss attributable to noncontrolling interest	261	663

Net loss attributable to FuelCell Energy, Inc.	(45,713)	(55,663)

Adjustment for modification of redeemable preferred stock of subsidiary	(8,987)	—
Preferred stock dividends	(3,200)	(3,201)

Net loss to common shareholders	$(57,900)	$(58,864)

Net loss per share to common shareholders
Basic	$(0.47)	$(0.63)
Diluted	$(0.47)	$(0.63)

Weighted average shares outstanding
Basic	124,498,073	93,925,863
Diluted	124,498,073	93,925,863

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 10

FUELCELL ENERGY, INC.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations Information

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended October 31,
	2011			2010
	GAAP As Reported	Non-GAAP Adjustments	Non-GAAP As Adjusted	GAAP As Reported (3)

Cost of product sales and revenues	$32,698	$471 (1)	$33,169	$20,877

Gross profit/(loss)	$439	$(471)	$(32)	$(3,604)

Loss from operations	$(7,884)	$(471)	$(8,355)	$(12,101)

Loss before redeemable preferred stock of subsidiary	$(7,095)	$(471)	$(7,566)	$(11,889)

Net loss	$(7,129)	$(471)	$(7,600)	$(12,516)

Net loss to common shareholders	$(7,865)	$(471)	$(8,336)	$(12,923)

Net loss per share to common shareholders
Basic	$(0.06)	$—	$(0.06)	$(0.11)
Diluted	$(0.06)	$—	$(0.06)	$(0.11)

	September 30,	September 30,		September 30,	September 30,
	Twelve Months Ended October 31,
	2011				2010
	GAAP As Reported	Non-GAAP Adjustments		Non-GAAP As Adjusted	GAAP As Reported (3)

Cost of product sales and revenues	$127,350	$(8,281	)(1)	$119,069	$78,060

Gross profit/(loss)	$(12,610)	$8,281		$(4,329)	$(18,653)

Loss from operations	$(45,677)	$8,281		$(37,396)	$(54,365)

Loss before redeemable preferred stock of subsidiary	$(45,336)	$8,281		$(37,055)	$(53,868)

Net loss	$(45,974)	$8,281		$(37,693)	$(56,326)

Adjustment for modification of redeemable preferred stock of subsidiary	$(8,987)	$8,987	(2)	$—	$—

Net loss to common shareholders	$(57,900)	$17,268		$(40,632)	$(58,864)

Net loss per share to common shareholders
Basic	$(0.47)	$0.14		$(0.33)	$(0.63)
Diluted	$(0.47)	$0.14		$(0.33)	$(0.63)

FUELCELL ENERGY FOURTH QUARTER 2011 RESULTS	PAGE 11

Notes to Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

For the Three and Twelve Months Ended October 31, 2011

Results of Operations are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and as adjusted for certain items referenced below. Management also uses non-GAAP measures which exclude non-recurring items in order to measure periodic operating performance. We have added this information because we believe it helps in understanding the results of our operations on a comparative basis. This adjusted information supplements and is not intended to replace performance measures required by U.S. GAAP disclosure. Notes to the Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations Information are as follows:

(1) FuelCell Energy, Inc. has committed to a repair and upgrade program to fix a performance shortfall for a select group of 1.2 MW fuel cell modules produced between 2007 and early 2009. Second quarter 2011 earnings was impacted by a charge of approximately $8.8 million, which was accounted for as an increase to cost of goods sold. The estimate for this repair and upgrade program was revised in the fourth quarter of 2011 resulting in a decrease to cost of goods sold of approximately $0.5 million. The full fiscal year 2011 impact was a charge of $8.3 million. Our product sales, cost of product sales and revenues, gross margin and cost to revenue ratio and for the three and twelve months ended October 31, 2011 and 2010 were as follows:

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended October 31,		Twelve Months Ended October 31,
	2011	2010	2011	2010
GAAP Revenue and Cost of Sales
Product sales and revenues	$33,289	$17,193	$115,104	$59,226
Cost of product sales and revenues	32,698	20,877	127,350	78,060

Gross profit/(loss) from product sales and revenues	$591	$(3,684)	$(12,246)	$(18,834)
Product Sales Cost-to-revenue ratio(a)	0.98	1.21	1.11	1.32

Non-GAAP Adjustment to cost of product sales and revenues:
Repair and Upgrade Cost	$471	$—	$(8,281)	$—

Gross Profit/(Loss) (non-GAAP):
Gross profit/(loss) from product sales and Revenues	$120	$(3,684)	$(3,965)	$(18,834)
Gross profit/(loss) from research and development contracts	(152)	80	(364)	181

Total	$(32)	$(3,604)	$(4,329)	$(18,653)

Product Sales Cost-to-revenue ratio(a)	1.00	1.21	1.03	1.32

(a)	Cost-to-revenue ratio is calculated as cost of product sales and revenues divided by product sales and revenues.

(2) During the three months ended April 30, 2011 the Company entered into an agreement with Enbridge, Inc. to modify an agreement for the Series 1 preferred shares. While this modification did not result in a material change to future cash flows, it did result in a revaluation of the instrument and a reclassification of amounts due as short and long term liabilities. An adjustment to additional paid in capital and loss to common shareholders of $9.0 million was incurred in the second quarter of 2011 to adjust the carrying value of the Series I preferred shares on the modification date to the current fair value of the modified instrument.

(3) Note that there were no adjustments to GAAP results as reported for the three and twelve months ended October 31, 2010.